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                                                                   EXHIBIT 10.16

                      RESTRICTED STOCK UNIT AWARD AGREEMENT

Dear Mr. McGregor:

    Broadcom Corporation (the "Corporation") is pleased to inform you that you have been awarded Restricted Stock Units (the "Units") under the Corporation's 1998 Stock Incentive Plan, as amended and restated (the "Plan"). To the extent they become vested, the Units will entitle you to receive shares of the Corporation's Class A common stock (the "Common Stock") in a series of installments over your period of continued Service with the Corporation.

    The Units are a non-voting bookkeeping device used under the Plan solely to determine any share issuance to eventually be made to you if and when the Units vest. Each Unit represents the right to receive one share of the Corporation's Common Stock on the vesting date of that Unit. Unlike a typical stock option grant, the shares will be issued to you for your continued Service over the vesting period, without any cash payment required from you. However, you must arrange with the Corporation for the payment of the applicable income and employment withholding taxes (described below) that the Corporation must collect upon the issuance of those shares.

    Capitalized terms not otherwise defined in the body of this Agreement shall have the meaning assigned to them in the attached Appendix.

    This Agreement sets forth the number of Units and underlying number of shares of Common Stock subject to your award, the applicable vesting schedule for those Units and underlying shares, the dates on which your vested shares will be issued to you and the remaining terms and conditions governing your award (the "Award").

Award Date:                         ___________ ___, 20__

Number of Units Subject to Award:   _______ units representing an equal number
                                    of shares of Common Stock (the "Shares")

Vesting Schedule:                   [For initial award: Subject to the
                                    provisions of the Addendum attached hereto, the Units will vest as follows (i) 5,556 of the Units will vest upon your continuation in Service through February 5, 2005; (ii) an additional 183,337 of the Units will vest in a series eleven (11) successive quarterly installments upon your completion of each three (3)-month period of Service from May
                                    5, 2005 and continuing through November 5,
                                    2007; and (iii) the remaining 11,107 Units will vest upon your continuation of Service through February 5, 2008. ] [For subsequent awards: The Units will vest in a series of sixteen (16) successive

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                                    quarterly installments upon your completion
                                    of each successive three (3)-month period of Service over the forty-eight (48)-month period measured from the ___ day of __________________, 200___.]

Issuance Schedule:                  The Shares will be issued immediately upon
                                    the vesting of Units in accordance with the foregoing Vesting Schedule. In no event, however, will any Shares actually be issued to you unless and until the applicable
                                    Withholding Taxes are collected from you.

Other important features of your Award are as follows:

    1. FORFEITABILITY. Should you cease Service prior to vesting in one or more Units subject to your Award, your Award will be cancelled with respect to those unvested Units (and the underlying Shares) on the first date you are no longer in Service, regardless of the reason for the termination of your Service, whether with or without cause, voluntary or involuntary. The number of your Units will be reduced accordingly, and you will cease to have any right or entitlement to receive any Shares under those cancelled Units.

    The vesting schedule requires your continued Service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Service for only a portion of a vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate the forfeiture that occurs upon the termination of your Service.

    2. TRANSFERABILITY. Prior to your actual receipt of the Shares in which you vest under your Award, you may not transfer any interest in your Award, your Units or the underlying Shares or pledge or otherwise hedge the sale of those Units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. Any attempt by you to do so will result in an immediate forfeiture of all of the Units awarded to you hereunder. However, your right to receive any Shares which have vested under your Units at or prior to your death but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or trust or the laws of inheritance or to your designated beneficiary following your death. You may make such a beneficiary designation at any time by filing the appropriate form with the Plan Administrator or its designee.

    3. SHAREHOLDER RIGHTS. The Units create no fiduciary duty to you, and shall create only a contractual obligation on the part of the Corporation to issue Shares, subject to vesting and other terms and conditions of this Agreement and the Plan. The Units shall not be treated as property or as a trust fund of any kind.

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    You will not have any shareholder rights, including voting rights or dividend rights, with respect to the Shares subject to your Award until you become the record holder of those Shares upon their actual issuance to you following the Corporation's collection of the applicable Withholding Taxes. Except as otherwise provided in Paragraph 4, no adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate evidencing the shares.

    Issuance of Shares following vesting of the corresponding Units shall be in complete satisfaction of such vested Units.

    4. ADJUSTMENTS. Should any change be made to the Common Stock subject to your Award by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments will be made to the number and/or class of securities issuable hereunder and the number and/or class of securities that vest on each vesting date pursuant to the Vesting Schedule set forth above.

    5. FEDERAL INCOME TAXATION. You will recognize ordinary income for federal income tax purposes on each date the Shares subject to your Award vest, whether pursuant to the normal Vesting Schedule above or the special acceleration provisions of Paragraph 8 of this Agreement, and the Corporation must collect from you the applicable income taxes required to be withheld as a result of that income. The amount of your taxable income on each vesting date will be equal to the Fair Market Value per share of Common Stock on that date times the number of Shares in which you vest on that date.

    6. FICA TAXES. The Corporation must also collect from you the employee portion of the FICA (Social Security and Medicare) taxes that become due as the Shares subject to your Award vest in accordance with the provisions of this Agreement. The FICA taxes due on each such vesting date will be based on the Fair Market Value per share of Common Stock on that date.

    7. WITHHOLDING TAXES. All applicable Withholding Taxes, as determined by the Corporation, must be collected from you as and when they become due. Payment of such Withholding Taxes shall be effected automatically through the following share withholding procedure:

    o On each date vested Shares are to be issued to you hereunder, the Corporation shall withhold a portion of those Shares with a Fair Market Value (measured as of the vesting date) equal to the amount of such Withholding Taxes; PROVIDED, HOWEVER, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation's required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

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    Notwithstanding the foregoing, and provided that you notify the
Corporation's Shareholder Services in writing at least three business days prior to the date your Withholding Taxes become due, you may also pay your Withholding Taxes through any one or more of the following alternatives:

    o   the delivery of your separate check payable to the Corporation;

    o irrevocable instructions given by you to a broker to remit to the Corporation cash from a previously established account you have with such broker in the amount of such Withholding Taxes, or

    o the use of proceeds from a next day sale of the Shares in which you vest, PROVIDED AND ONLY IF (i) such a sale is permissible under the Corporation's trading policies governing your sale of Corporation shares and (ii) you are NOT at the time an executive officer subject to the short-swing trading restrictions of the federal securities laws.

    If any withholding event occurs other than with respect to the vesting of such Units, or if the Corporation for any reason is unable to satisfy the withholding obligations with respect to the vesting of the Units through any of the collection procedures specified in this Paragraph 7, the Corporation shall be entitled to require you to make a cash payment and/or to deduct from other compensation payable to you the amount of any such withholding obligation.

    8. CHANGE IN CONTROL. The following provisions shall govern the treatment of your Units in the event of a Change in Control should occur during your period of Service.

        (a) Should the closing of a Change in Control transaction occur during your period of Service, then any Units at the time subject to your Award may be assumed by the successor entity or otherwise continue in full force and effect or may be replaced with a cash incentive program of the successor entity which preserves the Fair Market Value of any unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for subsequent payout of that value in accordance with the normal vesting schedule applicable to your Award. No accelerated vesting of the Units shall occur in the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program.

        (b) In the event the Award is assumed or otherwise continued in effect, the Units at the time subject to the Award will be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the Restricted Stock Units subject

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            to your Award, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

        (c) If the Units subject to your Award are NOT so assumed or otherwise continued in effect under Paragraph 8(b) or replaced with a cash incentive program under Paragraph 8(a), then those units will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units will be issued immediately (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of that Change in Control), subject to the Corporation's collection of all applicable federal and state Withholding Taxes.

    9. SECURITIES LAW COMPLIANCE. The Corporation will use its reasonable commercial efforts to assure that all Shares issued pursuant to this Agreement are registered under the federal securities laws. However, no Shares will be issued pursuant to your Award if such issuance would otherwise constitute a violation of any applicable federal or state securities laws or regulations or the requirements of the NASDAQ National Market or any Stock Exchange on which the Common Stock may then be listed. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance of any Shares hereunder shall defer the Corporation's obligation with respect to the issuance of such Shares until such approval shall have been obtained.

    10. TRANSFER RESTRICTION. None of the issued Shares may be sold or transferred in contravention of (i) any market blackout periods the Corporation may impose from time to time or (ii) the Corporation's insider trading policies to the extent applicable to you from time to time.

    11. NOTICE. Any notice to be given or delivered to the Corporation relating to this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at the address indicated below your signature line on the last page of this Agreement or such other address of which you later advise the Corporation in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

    12. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon you and the legal representatives, heirs and the legatees of your estate.

    13. CONSTRUCTION. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. The Plan Administrator shall have the discretionary authority to interpret and construe any term or


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provision of the Plan or this Agreement, and such interpretation shall be binding on all persons having an interest in the Award.

    14. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

    15. AT WILL EMPLOYMENT. Nothing in this Agreement or your Award will provide you with any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way your right or the right of the Corporation to terminate your Service at any time for any reason, with or without cause, or for no reason.

    16. MANDATORY ARBITRATION. ANY AND ALL DISPUTES OR CONTROVERSIES BETWEEN YOU AND THE CORPORATION ARISING OUT OF, RELATING TO OR OTHERWISE CONNECTED WITH THIS AGREEMENT OR THE AWARD OF RESTRICTED STOCK UNITS EVIDENCED HEREBY OR THE VALIDITY, CONSTRUCTION, PERFORMANCE OR TERMINATION OF THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY BINDING ARBITRATION PURSUANT TO SECTION 12 OF APPENDIX I TO THE LETTER AGREEMENT BETWEEN YOU AND THE CORPORATION DATED OCTOBER 25, 2004, WHICH IS INCORPORATED BY REFERENCE HEREIN AS IF SET FORTH FULLY HEREIN.

    17. REMAINING TERMS. The remaining terms and conditions of your Award are governed by the Plan, and your Award is also subject to all interpretations, amendments, rules and regulations that may from time to time be adopted under the Plan. The official prospectus summarizing the principal features of the Plan and a special supplement discussing the restricted stock units issuable under the Plan are available for review on the Corporation's website at intranet.broadcom.com/stock/docs/98PSP.doc.

    Please review the prospectus and the attached supplement carefully so that you fully understand your rights and benefits under your Award and the limitations, restrictions and vesting provisions applicable to the Award. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall be controlling.

    You acknowledge reading and understanding the prospectus for the Plan, its supplement, and this Agreement. Provisions of the Plan that confer discretionary authority on Board or the Plan Administrator do not (and shall not be deemed to) confer in you any rights unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Plan Administrator conferred by appropriate action after the date hereof.


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    Please execute the Acknowledgment section below to indicate your acceptance of the terms and conditions of your Award.


                                      Broadcom Corporation

                                      ------------------------------------
                                      BY:
                                         ---------------------------------
                                      TITLE:
                                            ------------------------------


                                 ACKNOWLEDGMENT

    I hereby acknowledge and accept the foregoing terms and conditions of the Restricted Stock Unit award evidenced hereby. I further acknowledge and agree that the foregoing sets forth the entire understanding between the Corporation and me regarding my entitlement to receive the shares of the Corporation's Class A common stock subject to such award and supersedes all prior oral and written agreements on that subject.


                                      SIGNATURE:
                                                --------------------------
                                      ADDRESS:
                                                ---------------------------

                                                ---------------------------


                                      DATED: _______________________ , 20__



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                                    APPENDIX

    The following definitions shall be in effect under the Agreement:

    AGREEMENT shall mean this Restricted Stock Unit Agreement.

    BOARD shall mean the Corporation's Board of Directors.

    CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

        (i) a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

        (ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation's assets, or

        (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders.

    CODE shall mean the Internal Revenue Code of 1986, as amended.

    COMMON STOCK shall mean the Corporation's Class A Common Stock.

    CORPORATION shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation, which shall by appropriate action adopt the Plan.

    EMPLOYEE shall mean an individual who performs services while in the employ of the Corporation or any Parent or Subsidiary, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

    FAIR MARKET VALUE shall mean the fair market value per share of Common Stock determined in accordance with the following provisions:

        (i) If the Common Stock is at the time traded on the NASDAQ National Market, the Fair Market Value shall be the closing selling price per share of Common Stock at the close of



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        regular hours trading (i.e., before after-hours trading begins) on the
        NASDAQ National Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

            (ii) If the Common Stock is at the time listed on any Stock Exchange, the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

    SERVICE shall mean your performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, you shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) you no longer perform services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which you are performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though you may subsequently continue to perform services for that entity.

    STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

    SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    WITHHOLDING TAXES shall mean the federal, state and local income and employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock that vest under the Award.


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                                    ADDENDUM
                                       TO
                      RESTRICTED STOCK UNIT AWARD AGREEMENT

    The following provisions are hereby incorporated into, and are hereby made a part of, that certain Restricted Stock Unit Award Agreement (the "RSU Agreement") by and between Broadcom Corporation, a California corporation (the "Corporation"), and Scott A. McGregor ("Recipient") evidencing a restricted stock unit award granted this day to Recipient (the "RSU Award") under the terms of the Corporation's 1998 Stock Incentive Plan, as amended and restated (the "Plan"). The provisions of this Addendum shall be effective immediately.

    Recipient has entered into an employment agreement with the Corporation pursuant to the terms of that certain letter from the Corporation dated October 25, 2004 (the "Letter Agreement"). The purpose of this Addendum is to supplement the terms of the RSU Agreement so that those terms conform to the special benefits to which Recipient will become entitled pursuant to the terms of the Letter Agreement.

    All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Letter Agreement, including Appendix II thereto.

                                 SPECIAL BENEFIT

    1. If either the Corporation terminates Recipient's employment in a Notice of Termination specifying no reason or a reason other than Cause or Disability, or Recipient terminates his employment with the Corporation in a Notice of Termination specifying Good Reason, and Recipient's employment has not terminated automatically as a result of death, then to the extent the RSU Award is at that time outstanding, Recipient shall be credited with an additional twenty-four (24) months of employment with the Corporation for purposes of the vesting schedule in effect for the RSU Award so that Recipient shall be immediately vested in the RSU Award to the same extent as if Recipient had completed an additional twenty-four (24) months of employment with the Corporation prior to the Date of Termination.

    2. If Recipient's employment is terminated by reason of death or Disability, then Recipient shall, immediately on the Date of Termination, become fully vested in the RSU Award.

    3. To the extent any of the benefits provided pursuant to this Addendum shall be deemed to constitute a parachute payment under Section 280G of the Internal Revenue Code, then those benefits shall be subject to the parachute payment limitation provisions of the Letter Agreement.

    4. In no event shall Recipient be entitled to any benefits pursuant to this Addendum unless (i) Recipient shall have executed and delivered to the Corporation the separation agreement required under Paragraph 11 of Appendix II to the Letter Agreement and (ii) Recipient is in material compliance with his obligations to the Corporation pursuant to his Confidentiality and Invention Assignment Agreement during and subsequent to Recipient's employment.

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    5. To the extent the provisions of this Addendum conflict with the provisions of the Restricted Stock Unit Award Agreement, the provisions of this Addendum shall be controlling.

    6. Except to the extent modified by this Addendum, all the terms and conditions of the Restricted Stock Unit Award Agreement shall continue in full force effect.

    IN WITNESS WHEREOF, BROADCOM CORPORATION has caused this Addendum to be executed by its duly-authorized officer, and Recipient has executed this Addendum, all as of the Effective Date specified below.

                                      Broadcom Corporation

                                      By:
                                        --------------------------------------

                                      Title:
                                            -----------------------------------

                                      RECIPIENT

                                      _________________________________________

EFFECTIVE DATE: ___________, 200__